UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

 THE DAVEY TREE EXPERT COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Ohio	34-0176110
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
1500 North Mantua Street, P.O. Box 5193, Kent, Ohio 44240 (Address of Principal Executive Offices, Including Zip Code)
The Davey Tree Expert Company 2004 Omnibus Stock Plan (Full Title of the Plan)

David E. Adante
Executive Vice President, Chief Financial Officer and Secretary
The Davey Tree Expert Company
1500 North Mantua Street, P.O. Box 5193
Kent, Ohio  44240-5193
(330) 673-9511
(Name, Address, and Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Shares, $1.00 par value	5,000,000 shares	$20.00	$100,000,000.00	$11,770.00

(1)  Based, pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended (the "Securities Act"), upon the book value of the common stock of The Davey Tree Expert Company computed as of the last practicable date prior to the date of filing this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

          The documents containing the information specified in Part I of Form S-8 will be sent or given to employees, officers and directors as specified by Rule 428(b)(1).  Those documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

                 The following documents filed by The Davey Tree Expert Company (the "Registrant") with the Commission are incorporated herein by reference:

      -     The Registrant's Annual Report on Form 10‑K for the year ended December 31, 2004; and

      -     The description of the Registrant's Common Shares contained in the Registrant's Registration Statements filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the
            "Exchange Act"), including any amendment or report filed for the purpose of updating that description.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Item 4.     Description of Securities.

                 Not Applicable.

Item 5.     Interests of Named Experts and Counsel.

                 Not Applicable.

Item 6.     Indemnification of Directors and Officers.

                 Article V of the Registrant's Amended and Restated Regulations provides as follows:

INDEMNIFICATION

                 SECTION 1. THIRD PARTY ACTIONS. The Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action or suit by or in the right of the Registrant), by reason of the fact that he is or was a director, officer, employee, or agent of the Registrant, or is or was serving at the request of the Registrant as a director, trustee, officer, employee, or agent of another corporation, partnership, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Registrant or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

                 SECTION 2. DERIVATIVE ACTIONS. Other than in connection with an action or suit in which the liability of a director under Section 1701.95 of the Ohio Revised Code is the only liability asserted, the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the Registrant, or is or was serving at the request of the Registrant as a director, trustee, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, except that:

                  (a) no indemnification of a director shall be made if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the Registrant or undertaken with reckless disregard for the best interests of the Registrant, and

                  (b) no indemnification of an officer, employee, or agent, regardless of his status as a director, shall be made in respect of any claim, issue, or matter as to which he is adjudged to be liable for negligence or misconduct in the performance of his duty to the Registrant; unless and only to the extent that the Court of Common Pleas or the court in which the action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses as the Court of Common Pleas or the other court shall deem proper.

                 SECTION 3. RIGHTS AFTER SUCCESSFUL DEFENSE. To the extent that a director, trustee, officer, employee, or agent has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 1 or Section 2, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the action, suit or proceeding.

                 SECTION 4. OTHER DETERMINATIONS OF RIGHTS. Except in a situation governed by Section 3, any indemnification under Section 1 or Section 2 (unless ordered by a court) shall be made by the Registrant only as authorized in the specific case upon a determination that indemnification of the director, trustee, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 1 or Section 2. The determination shall be made (a) by a majority vote, at a meeting of directors, of those directors who constitute a quorum and who also were not and are not parties to or threatened with any such action, suit, or proceeding or (b) if such a quorum is not obtainable (or even if obtainable) and a majority of disinterested directors so directs, in a written opinion by independent legal counsel (compensated by the Registrant) or (c) by the affirmative vote in person or by proxy of the holders of record of a majority of the shares held by persons who were not and are not parties to or threatened with any such action, suit, or proceeding and entitled to vote in the election of directors, without regard to voting power which may thereafter exist upon a default, failure, or other contingency or (d) by the Court of Common Pleas or the court in which such action, suit, or proceeding was brought.

                 SECTION 5. ADVANCES OF EXPENSES. Unless at the time of a director's act or omission that is the subject of an action, suit, or proceeding referred to in Section 1 or Section 2 hereof, the only liability asserted against a director in the action, suit, or proceeding referred to in Section 1 or Section 2 hereof is pursuant to Section 1701.95 of the Revised Code:

                  (a) expenses, including attorney's fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the Registrant as they are incurred, in advance of the final disposition of the action, suit, or proceeding upon receipt or an undertaking by or on behalf of the director in which he agrees both: (i) to repay the amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the Registrant or undertaken with reckless disregard for the best interests of the Registrant and (ii) to reasonably cooperate with the Registrant concerning the action, suit, or proceeding.

                  (b) expenses (including attorney's fees), incurred by a director, officer, employee, or agent in defending any action, suit or proceeding referred to in Section 1 or Section 2 of this Article V may be paid by the Registrant, as they are incurred, in advance of final disposition of the action, suit, or proceeding, as authorized by the Board of Directors in the specific case, upon receipt of an undertaking by or on behalf of the director, officer, employee, or agent to repay the amount if it is ultimately determined that he is not entitled to be indemnified by the Registrant.

                 SECTION 6. PURCHASE OF INSURANCE. The Registrant may purchase and maintain insurance or furnish similar protection, including, but not limited to trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the Registrant, or is or was serving at the request of the Registrant as a director, trustee, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any capacity, or arising out of his status as such, whether or not the Registrant would have the power to indemnify him against liability under the provisions of this Article or of the Ohio General Corporation Law. Insurance may be purchased from or maintained with a person in which the Registrant has a financial interest.

                 SECTION 7. MERGERS. In the case of a merger into the Registrant of a constituent corporation which, if its separate existence had continued, would have been required to indemnify directors, trustees, officers, employees, or agents in specified situations, any person who served as a director, officer, employee or agent of the constituent corporation, or served at the request of the constituent corporation as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, shall be entitled to indemnification by the Registrant (as the surviving corporation) to the same extent he would have been entitled to indemnification by the constituent corporation if its separate existence had continued.

                 SECTION 8. NON-EXCLUSIVITY; HEIRS. Indemnification authorized by this Article shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification as a matter of law or under the Articles, the Regulations, any agreement, a vote of shareholders or disinterested directors, any insurance purchased by the Registrant, any action by the directors to take into account amendments to the Ohio General Corporation Law that expand the authority of the Registrant to indemnify a director, officer, employee, or agent of the Registrant, or otherwise, both as to action in his official capacity and as to action in another capacity while holding an office, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

Item 7.     Exemption from Registration Claimed.

                 Not applicable.

Item 8.     Exhibits.

                 A list of exhibits filed with this Registration Statement is contained in the Exhibit Index that immediately precedes those exhibits and is incorporated herein by reference.

Item 9.     Undertakings.

                  (a)     The undersigned Registrant hereby undertakes:

                            (1)     To file, during any period in which offers or sales are being made, a post‑effective amendment to this Registration Statement:

                                      (i)       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                                      (ii)      To reflect in the prospectus any facts or events arising after the effective date of the
                                                 Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                                      (iii)     To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                                       provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration
                                       Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post‑effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or
                                       Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                             (2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post‑effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                             (3)     To remove from registration by means of a post‑effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (b)      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a)
                             or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the
                             Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c)       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities
                              (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kent, State of Ohio, on the 1st day of April, 2005.

                                                                                               THE DAVEY TREE EXPERT COMPANY

                                                                                               By: /s/ David E. Adante
                                                                                                      David E. Adante
                                                                                                      Executive Vice President, Chief Financial Officer
                                                                                                      and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ R. Douglas Cowan* R. Douglas Cowan	Chairman and Chief Executive Officer, Director (Principal Executive Officer)	April 1, 2005
/s/ David E. Adante David E. Adante	Executive Vice President, Chief Financial Officer and Secretary (Principal Financial Officer)	April 1, 2005
/s/ Nicholas R. Sucic* Nicholas R. Sucic	Corporate Controller (Principal Accounting Officer)	April 1, 2005
/s/ Karl J. Warnke* Karl J. Warnke	Director, President and Chief Operating Officer	April 1, 2005
/s/ Robert A. Stefanko* Robert A. Stefanko	Director	April 1, 2005
/s/ R. Cary Blair* R. Cary Blair	Director	April 1, 2005
/s/ Dr. Carol A. Cartwright* Dr. Carol A. Cartwright	Director	April 1, 2005
/s/ Russell R. Gifford* Russell R. Gifford	Director	April 1, 2005
/s/ Douglas K. Hall* Douglas K. Hall	Director	April 1, 2005
/s/ Willard R. Holland* Willard R. Holland	Director	April 1, 2005

                *By: /s/ David E. Adante
                        David E. Adante
                        Attorney-In-Fact

EXHIBIT INDEX

Exhibit No.	Description
4.1	2003 Amended Articles of Incorporation (incorporated by reference to Exhibit 3.3 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 27, 2003).
4.2

1987 Amended and Restated Regulations of The Davey Tree Expert Company (incorporated by reference to Exhibit (3)(ii) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2001).

5.1	Legal Opinion of Thompson Hine LLP.
23.1	Consent of Thompson Hine LLP is contained in its opinion filed as Exhibit 5.1.
23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
24.1	Power of Attorney.